Exhibit 5.6

June 3, 2014

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

RE:  Fidelity National Information Services, Inc. – $300,000,000 1.450% Senior Notes Due 2017 and $700,000,000 3.875% Senior Notes Due 2024

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special Oklahoma counsel to those subsidiaries listed on Attachment A hereto (the “Subject Entities”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the filing by the Company of its registration statement dated March 5, 2013 on Form S-3 (Registration No. 333-187047), including the prospectus supplement dated May 27, 2014 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (as amended or supplemented, the “Registration Statement”). The Registration Statement relates to the contemplated offer and sale of $300,000,000 in aggregate principal amount of the Company’s 1.450% Senior Notes due 2017 (the “2017 Notes”) and $700,000,000 in aggregate principal amount of the Company’s 3.875% Senior Notes due 2024 (the “2024 Senior Notes” and, together with the 2017 Notes, the “Securities”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the Underwriting Agreement, dated May 27, 2014 (the “Underwriting Agreement”), among the Company, the underwriters listed on Schedule 1 thereto (the “Underwriters”), and each of the guarantors listed on Schedule 2 thereto including the Subject Entities (the “Guarantors”), and the issuance of the guarantees on each of the Securities (the “Guarantees”) by the Guarantors.

The Securities will be issued pursuant to the terms and conditions of, and in the form set forth in, an Indenture to be dated as of April 15, 2013 (the “Base Indenture”), among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture to be dated as of June 3, 2014 relating to the 2017 Notes (the “Third Supplemental Indenture”), and as further supplemented by a Fourth Supplemental Indenture to be dated as of June 3, 2014 relating to the 2024 Notes (the “Fourth Supplemental Indenture” and together with the Third Supplemental Indenture, the “Supplemental Indentures”; the Supplemental Indentures and the Base Indenture are collectively referred to herein as the “Indenture”).

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In connection with this opinion, we have examined originals or copies of the Indenture, the Underwriting Agreement, the Registration Statement and such other documents, corporate records, instruments, certificates of public officials and of the Subject Entities (including, without limitation, an Opinion Certificate made by the Subject Entities attached hereto as Attachment B), made such inquiries of officials of the Subject Entities, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities we have assumed: (i) other than with respect to the Subject Entities, that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the State of Oklahoma (the “Opinion Jurisdiction”). None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. We express no opinion concerning the contents of the Registration Statement or any related prospectus. This opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect. We have no obligation to update or supplement the opinions herein to reflect any changes in law that may hereafter occur or become effective. We have also assumed that the constitutionality of validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the Opinion Jurisdiction has established its unconstitutionality or invalidity.

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.     Each of the Subject Entities has been duly organized under the laws of its jurisdiction of organization as set forth on   Attachment A hereto, and is validly existing and in good standing under the laws of such jurisdiction.

2.     Each of the Subject Entities has the organizational power to enter into and perform its obligations under the   Indenture.

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3.     The execution, delivery and performance of the Indenture have been duly authorized by all necessary organizational   action on the part of the Subject Entities, and the Subject Entities have duly executed and delivered the Indenture.

4.     The Guarantee by the Subject Entities with respect to the Securities has been duly authorized by the Subject Entities.

The opinions set forth herein are limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Company’s Current Report on Form 8-K on or about the date hereof and to the incorporation of this opinion into Registration Statement, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Willkie Farr & Gallagher LLP relying on this opinion.

Very truly yours,

PHILLIPS MURRAH P.C.

/s/ Phillips Murrah P.C.

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Attachment A Subject Entities
Entity Name	Entity Type	Jurisdiction of Organization
Advanced Financial Solutions, Inc.	Corporation	Oklahoma
Endpoint Exchange LLC	Limited Liability Company	Oklahoma

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Attachment B Opinion Certificate (see attached)